UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2009

California Coastal Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17189	02-0426634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Executive Circle, Suite 250, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (949) 250-7700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.              Bankruptcy or Receivership.

On October 27, 2009, the Registrant and certain of its direct and indirect wholly-owned subsidiaries (collectively with the Registrant, the “Debtors”) filed voluntary petitions (the “Chapter 11 Petitions”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”).  The Chapter 11 Petitions are being jointly administered under In re California Coastal Communities, Inc., Case No. 09-21712-TA (the “Chapter 11 Cases”).  The Debtors continue to operate their businesses and manage their properties as “debtors in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

A copy of the press release dated October 28, 2009 announcing, among other things, the filing of the Chapter 11 Cases is attached hereto as Exhibit 99.1.

Item 2.04.                                          Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Chapter 11 Cases described in Item 1.03 above constituted events of default, and triggered repayment obligations of the Registrant and certain of its subsidiaries, under the Registrant’s Senior Secured Revolving Credit Agreement dated as of September 15, 2006 (as amended from time to time, the “Revolving Loan Agreement”) and its Senior Secured Term Loan Agreement dated as of September 15, 2006 (as amended from time to time, the “Term Loan Agreement”).  The Chapter 11 Cases also constitute termination events with regard to the previously announced forbearance agreements that the Registrant entered into with its lenders with respect to a $1.7 million principal non-payment under the Revolving Loan Agreement that was due on September 30, 2009.

As of October 27, 2009, approximately $82.3 million of principal and accrued and unpaid interest was outstanding under the Revolving Loan Agreement, and approximately $100.6 million of principal and accrued and unpaid interest was outstanding under the Term Loan Agreement.  The Registrant believes that any efforts to enforce such payment obligations are automatically stayed as a result of the Chapter 11 Cases and applicable bankruptcy law.

Item 8.01.              Other Events.

Home Sales Update

During the quarter ended September 30, 2009 the Registrant’s Brightwater project in Huntington Beach, California generated 15 net new sales orders compared with six net new orders in the comparable quarter of 2008, 11 net new orders in the second quarter of 2009 and five net new orders in the first quarter of 2009.  The Registrant has delivered a total of 70 homes to date, has 17 homes in backlog, 12 inventory homes available for sale, and 257 finished lots.  The aggregate sales value of the 17 Brightwater homes in backlog is $20.8 million as of October 26, 2009.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the impact of acceleration of its indebtedness and the results of the Chapter 11 Cases, which could cause the Registrant’s actual results or performance to differ materially from those expressed or implied in such statements. The Registrant makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Registrant and its various risk factors, see the Registrant’s most recent Quarterly Report on Form 10-Q and other documents filed with the Securities and Exchange Commission.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                  Exhibits

Exhibit
Number	Exhibit Description

99.1	Press release, dated October 28, 2009

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2009	California Coastal Communities, Inc.

	By:	/s/ Sandra G. Sciutto
Sandra G. Sciutto
Chief Financial Officer and Senior Vice President